EX-99.B-77C

IVY FUNDS, INC.

SUB-ITEM 77C: Submission of matters to a vote of securityholders

SHAREHOLDER MEETING RESULTS

On May 1, 2006, a special shareholder meeting (the "Meeting") for Ivy Capital Appreciation Fund, a series of Ivy Funds, Inc., was held at the offices of Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas, 66202. The meeting was held for the following purposes (and with the following results):

Proposal 1(a): To change the investment objective of Ivy Capital Appreciation Fund to be as follows:
The objective of the Fund is to provide long-term capital appreciation.

For	Against	Abstain
2,179,336.319	43,765.726	138,608.811

Proposal 1(b): To change the nature of the investment objective of Ivy Capital Appreciation Fund to be a non-fundamental, or operating, policy of the Fund.

For	Against	Abstain
2,113,965.924	87,874.665	159,870.267

Proposal 2: To delete the fundamental policy of Ivy Capital Appreciation Fund regarding investment in other investment companies, and replace it with the following policy:
The Fund may purchase shares of another investment company subject to the restrictions and limitations of the 1940 Act.

For	Against	Abstain
2,135,927.486	63,427.945	162,355.425